Exhibit 99.1

Cryoport Announces $200 Million Repurchase Program and the Repurchase of $160 Million of Convertible Senior Notes

•	$200 million repurchase program authorized to repurchase common stock and/or convertible notes
•	Repurchasing approximately $160 million of 0.75% Senior Notes due in 2026 at an 11.5% discount to par value
•	Principal balance reduced to approximately $186.2 million

NASHVILLE, Tennessee, August 6, 2024 - Cryoport, Inc. (Nasdaq: CYRX) (“Cryoport” or the “Company”), a global leader in supply chain solutions for the life sciences, today announced that the Company’s Board of Directors had authorized a repurchase program to purchase up to $200 million of the Company’s common stock and/or convertible senior notes (the “2024 Repurchase Program”). The 2024 Repurchase Program became effective on August 1, 2024 and remains in effect through December 31, 2027.

The Company also announced that it has entered into agreements with certain holders of its 0.75% Convertible Senior Notes due in 2026 (the “2026 Notes”) to repurchase $160 million in aggregate principal amount of the 2026 Notes (the “Transactions”) for an aggregate repurchase price of $141.6 million, plus accrued and unpaid interest. The Transactions were made under the 2024 Repurchase Program.

Jerrell Shelton, CEO of Cryoport, commented, “We are pleased to complete this opportunistic repurchase of our 2026 Notes. With our strong cash position, we are in a position to reduce our outstanding debt and further strengthen our balance sheet, while also maintaining considerable liquidity to support our long-term growth plans.”

The Transactions are expected to close on August 9, 2024, subject to the satisfaction of customary closing conditions. Following such closings, approximately $186.2 million principal amount of the 2026 Notes will remain outstanding, from an initial issued principal balance of $402.5 million.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Cryoport, Inc

Cryoport, Inc. (Nasdaq: CYRX), is a global leader in supply chain solutions for the Life Sciences with an emphasis on cell & gene therapies. Cryoport enables manufacturers, contract manufacturers (CDMO's), contract research organizations (CRO's), developers, and researchers to carry out their respective business with products and services that are designed to derisk services and products and provide certainty. We provide a broad array of supply chain solutions for the life sciences industry. Through our platform of critical products and solutions including advanced temperature-controlled packaging, informatics, specialized bio-logistics services, bio-storage, bio-services, and cryogenic systems, we are "Enabling the Future of Medicine™" worldwide, through our innovative systems, compliant procedures, and agile approach to superior supply chain management.

Our corporate headquarters, located in Nashville, Tennessee, is complemented by over 50 global locations in 17 countries, with key sites in the United States, United Kingdom, France, the Netherlands, Belgium, Portugal, Germany, Japan, Australia, India, and China.

For more information, visit www.cryoportinc.com or follow via LinkedIn at https://www.linkedin.com/company/cryoportinc or @cryoport on X, formerly known as Twitter at www.x.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the amount of 2026 Notes to be repurchased and the timing of completion of the repurchases. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic and geopolitical conditions; changes in the convertible note and other capital markets; and other factors discussed in Cryoport's SEC reports, including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and Cryoport cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, Cryoport disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Scott Eckstein

KCSA Strategic Communications

cryoport@kcsa.com